EXHIBIT 5.1
Gowling Lafleur Henderson LLP
                              Barristers & Solicitors
                                                      Patent & Trade Mark Agents

                       A Limited Liability Partnership under the laws of Ontario

[GOWLINGS LOGO]                                         PO Box 49122, Suite 2300
                                                            1055 Dunsmuir Street
                                                                 Vancouver, B.C.
                                                                  Canada V7X 1J1
                                                        Telephone (604) 683-6498
                                                        Facsimile (604) 689-8610
                                                                www.gowlings.com
April 24, 2002

Idaho Consolidated Metals Corp.
225 - 4299 Canada Way
Burnaby, BC
V5G 1H3

Dear Sirs/Mesdames:

Re:      Idaho Consolidated Metals Corp.'s (the "Company") - Stock Option Plan

In connection with the Company's Incentive Stock Option Plan (the "Plan") which the Company wishes to register with the Securities Exchange Commission, we advise that we have examined the Plan dated January 9, 2001, the minutes of a members' meeting held on June 18, 2001 approving the Plan and minutes of a directors meeting dated as of January 9, 2001 approving the Plan and reserving an aggregate of 6,586,442 common shares in the capital of the Company (the "Shares") for issuance under the Plan and all such other documents, and have made such investigations as we have considered necessary in order to render the opinions hereinafter expressed. In such examinations we have assumed the due and valid appointment of the directors of the Company who approved the Plan and the reservation of the Shares, the genuineness of all signatures and the authenticity of all documents submitted to us as authenticated copies and the authenticity of the originals of such authenticated copies.

Based and relying upon the foregoing, we are of the opinion that:

1. all necessary corporate action and proceedings have been taken to create and reserve the Shares for issue from time to time pursuant to Options granted under the Plan;

2.       the Shares reserved for issuance pursuant to the Plan will, upon:

         a. grant of one or more Options under the Plan, the allotment for issuance of shares under such Options and the fixing of a price for such shares in accordance with the Plan by the Board of Directors of the Company; and

         b. receipt by the Company of payment in full for each such share to be issued and the issuance of such shares in accordance with the terms of a binding option agreement and the Plan,


Montreal   Ottawa   Toronto   Hamilton
                                  Waterloo Region   Calgary   Vancouver   Moscow

Gowling Lafleur Henderson LLP
                              Barristers & Solicitors
                                                      Patent & Trade Mark Agents

                       A Limited Liability Partnership under the laws of Ontario


                  be validly issued and outstanding as fully paid and non-assessable shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 which the Company is filing with the Securities Exchange Commission to register the Shares. This opinion is given only with respect to the transactions described herein, and no other use of nor reliance upon this opinion is permitted or authorized. This opinion may not be published nor circulated without our express written consent.

This opinion is limited to matters arising under the laws of British Columbia and the laws of Canada applicable therein.



Yours very truly,

"Gowling Lafleur Henderson LLP"

Montreal   Ottawa   Toronto   Hamilton
                                  Waterloo Region   Calgary   Vancouver   Moscow

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